Money Manager Agreement

         This Agreement is between the TIFF Investment Program, Inc. ("TIP"), a Maryland Corporation, for its TIFF Multi-Asset Fund and such other of its Funds as TIP may from time to time allot assets for management under this agreement (hereafter, the "Fund"), and Seix Investment Advisers, Inc. (hereafter, the "Manager") and is effective as of July 1, 1997 (the "Effective Date").

                               Recitals

         TIP  is  a  non-diversified   open-end  management  investment  company
registered under the Investment Company Act of 1940 (the "1940 Act"); and

         The Fund wishes to retain the Manager to render advisory services to the Fund, and the Manager is willing to render those services.

         Now, therefore, the parties agree as follows:

1.       Managed Assets

         The Manager will provide investment management services with respect to assets placed with the Manager on behalf of the Fund from time to time. Such assets, as changed by investment, reinvestment, additions, disbursements of expenses, and withdrawals, are referred to in this Agreement as the "Managed Assets." The Fund may make additions to or withdraw all or any portion of the Managed Assets from this management arrangement at any time.

2.       Appointment and Powers of Manager; Investment Approach

         (a) Appointment. TIP, acting on behalf of the Fund, hereby appoints the Manager to manage the Managed Assets for the period and on the terms set forth in this Agreement. The Manager hereby accepts this appointment and agrees to render the services herein described in accordance with the Manager Profile (appended to this Agreement as Schedule II) and Investment Guidelines (appended to this Agreement as Schedule III, (together, the "Investment Approach") as such approach may be elaborated, amended, and refined with the mutual consent of Foundation Advisers, Inc. ("FAI"), acting on behalf of the Fund, and the Manager.

         (b) Powers. Subject to the supervision of the Board of Directors of TIP and subject to the supervision of FAI, the Manager shall direct investment of the Managed Assets in accordance with the Manager's Investment Approach. The Fund grants the Manager authority to:

                  (i) Acquire (by purchase, exchange, subscription, or otherwise), hold and dispose (by sale, exchange or otherwise) investments and other securities;

                  (ii)     Determine   what   portion  of  the  Managed
                           Assets will be held uninvested; and

                  (iii) Enter into such agreements and make such representations (including representations regarding the purchase of securities for investment) as may be necessary or proper in connection with the performance by the Manager of its duties hereunder.

         (c) Power of Attorney. To enable the Manager to exercise fully discretion granted hereunder, TIP appoints the Manager as its attorney-in-fact to invest, sell, and reinvest the Managed Assets as fully as TIP itself could do. The Manager hereby accepts this appointment.

         (d) Voting. The Manager shall be authorized to vote on behalf of the Fund any proxies relating to the Managed Assets, provided, however, that the Manager shall comply with any instructions received from the Fund as to the voting of securities and handling of proxies.

         (e) Independent Contractor. Except as expressly authorized herein, the Manager shall for all purposes be deemed to be an independent contractor and shall have no authority to act for or to represent TIP, the Fund or FAI in any way or otherwise to be an agent of any of them.

         (f) Reporting. The Manager shall furnish to TIP such information as TIP reasonably may require to complete and submit any filing required by any applicable state or federal securities law or regulation.




3.       Requirements; Duties

         (a) Requirements. In performing services for the Fund and otherwise discharging its obligations under this Agreement, the Manager shall conform its actions to the provisions in the following documents (referred to collectively in this Agreement as the "Requirements"):

                  (i) The Articles of Incorporation and By-Laws of TIP;

                  (ii) TIP's Registration Statement, on Form N-1A, as amended from time to time ("the "Registration Statement"), including the Investment Approach set forth therein;

                  (iii) The 1940 Act, the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations which apply to the Manager in conjunction with performing services for the Fund, if any;

                  (iv) Written instructions and directions of the Board of Directors of TIP;

                  (v)      Written   instructions   and  directions  of
                           FAI; and

                  (vi) The Manager's Investment Guidelines, which shall be amended from time to time through mutual agreement by the Manager and FAI.

                  The Manager only shall be responsible for complying with those requirements specified in this Paragraph 3 to the extent it has received from TIP or FAI written instructions or directions or the document that contains or states such requirements, other than the 1940 Act or the Internal Revenue Code of 1986.

         (b) Responsibility with Respect to Actions of Others. TIP places the investment portfolio of each of its Funds, including the Fund, with one or more investment managers. To the extent the applicability of, or conformity with, Requirements depends upon investments made by, or activity of, managers other than the Manager, the Manager agrees to comply with such Requirements: (i) to the extent that such compliance is within the Manager's Investment Guidelines and (ii) to the extent that the Manager is provided with information sufficient to ascertain the applicability of such Requirements. If it appears to the Fund at any time that the Fund may not be in compliance with any Requirement and the Fund so notifies the Manager, the Manager shall promptly take such actions not inconsistent with applicable law as the Fund may reasonably specify to effect compliance.

         (c) Responsibility with Respect to Performance of Duties. Except as permitted by Paragraph 7 of this Agreement, in performing its duties under this Agreement, the Manager will act solely in the interests of the Fund and shall use reasonable care and its best judgment in matters relating to the Fund. The Manager will not deal with the Managed Assets in its own interest or for its own account.

4.       Recordkeeping and Reporting

         (a) Records. The Manager shall maintain proper and complete records relating to the furnishing of investment management services under this Agreement, including records with respect to the securities transactions for the Managed Assets required by Rule 31a-1 under the 1940 Act. All records maintained pursuant to this Agreement shall be subject to examination by the Fund and by persons authorized by it during reasonable business hours upon reasonable notice. Records required by Rule 31a-1 maintained as specified above shall be the property of the Fund; the Manager will preserve such records for the periods prescribed by Rule 31a-2 under the 1940 Act and shall surrender such records promptly at the Fund's request. Upon termination of this Agreement, the Manager shall promptly return records that are the Fund's property and, upon demand, shall make and deliver to the Fund true and complete and legible copies of such other records maintained as required by this Section 4(a) as the Fund may request. The Manager may retain copies of records furnished to the Fund.

         (b) Reports to Custodian. The Manager shall provide to the Fund's custodian and to the Fund on each business day information relating to all transactions concerning the Managed Assets.

         (c) Other Reports. The Manager shall render to the Board of Directors of TIP and to FAI such periodic and special reports as the Board or FAI may reasonably request.




5.       Purchase and Sale of Securities

         (a) Selection of Brokers. The Manager shall place all orders for the purchase and sale of securities on behalf of the Fund with brokers or dealers selected by the Manager in conformity with the policy respecting brokerage set forth in the Registration Statement. Neither the Manager nor any of its officers, employees, or any of its "affiliated persons", as defined in the 1940 Act, will act as principal or receive any compensation in connection with the purchase or sale of investments by the Fund other than the management fees provided for in Section 6 hereof. The Manager will not be liable to Client for any acts or omissions made by the Administrator, Custodian or other service provider to the Fund, unless such liability resulted from acts or omissions of the Manager or from information from the Manager.


         (b) Aggregating Orders. On occasions when the Manager deems the purchase or sale of a security to be in the best interest of the Fund as well as other advisory clients of the Manager, the Manager, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of securities so purchased or sold, as well as the expense incurred in the transaction, will be made by the Manager in the manner it considers to be most equitable and consistent with its fiduciary obligations to the Fund and its other advisory clients.

6.       Management Fees; Expenses

         (a) Management Fees. Schedule I attached hereto sets out the fees to be paid by the Fund to the Manager by the tenth business day of the following month in connection with this Agreement. The applicable fee rate will be applied to the average daily net assets (gross of expenses except custodian transaction charges) of the Managed Assets, computed as described in the Registration Statement, pursuant to this Agreement.

         (b) Expenses. The Manager shall furnish at its own expense all office facilities, equipment and supplies, and shall perform at its own expense all routine and recurring functions necessary to render the services required under this Agreement, including administrative, bookkeeping and accounting, clerical, statistical and correspondence functions. The Manager shall not have responsibility for calculating the net asset value of the Fund's portfolio or for conducting a daily reconciliation of the Fund's portfolio; however, the Manager will daily review the pricing of the Managed Assets with such information as is available to the Manager. The Fund shall pay directly, or, if the Manager makes payment, reimburse the Manager for, (i) custodial fees for the Managed Assets, (ii) brokerage commissions, issue and transfer taxes and other costs of securities transactions to which the Fund is a party, including any portion of such commissions attributable to research and brokerage services, and
(iii) taxes, if any, payable by the Fund. In addition, the Fund shall pay directly, or, if the Manager makes payment, reimburse the Manager for, such non-recurring special out-of-pocket costs and expenses as may be authorized in advance by the Fund.

7.       Non-Exclusivity of Services

          The Manager is free to act for its own account and to provide investment management services to others. The Fund acknowledges that the Manager and its officers and employees, and the Manager's other advisory clients may at any time have, acquire, increase, decrease or dispose of positions in the same investments which are at the same time being held, acquired for or disposed of under this Agreement for the Fund. Neither the Manager nor any of its officers or employees shall have any obligation to effect a transaction under this Agreement simply because such a transaction is effected for his or its own account or for the account of another advisory client. The Fund agrees that the Manager may refrain from providing any advice or services concerning securities of companies for which any officers, directors, partners or employees of the Manager or any of the Manager's affiliates act as financial adviser, investment manager or in any capacity that the Manager deems confidential, unless the Manager determines in its sole discretion that it may appropriately do so. The Fund appreciates that, for good commercial and legal reasons, material nonpublic information which becomes available to affiliates of the Manager through these relationships cannot be passed on to the Fund.

8.       Liability

         Manager shall not be liable to Client for any error of judgment, acts, omission, or mistake of law or any loss arising out of its obligations and duties in providing services under this Agreement, except that Manager shall be liable to the Client for any loss resulting from Manager's willful misfeasance, bad faith, gross negligence or reckless disregard by Manager of its obligations and duties in providing services under this Agreement. Manager shall not be held liable for any acts or omission of the Client's Custodian or Administrator or any other third party, unless such liability resulted from acts or omissions of the Manager or information from the Manager. Nothing in this Agreement shall constitute a waiver or limitation of any rights which the Fund, TIP, or FAI may have under applicable state or federal laws, including the Investment Advisers Act of 1940.

Client understands that the Manager, in the performance of its obligations and duties under this Agreement, is entitled to rely in good faith upon the accuracy of the information furnished by, or on behalf of, Client, without further investigation.

9.       Representations

         (a) The Manager represents to the Fund that the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, that it has full power and authority to enter into and perform fully the terms of this Agreement, and that the execution of this Agreement on behalf of the Manager has been duly authorized and, upon execution and delivery, this Agreement will be binding upon the Manager in accordance with its terms.

         (b) TIP represents to the Manager that it has full power and authority to enter into this Agreement, its execution and delivery of this Agreement on behalf of the Fund have been duly authorized and this Agreement represents the legal, valid and binding obligation of TIP, enforceable in accordance with its terms.

         (c) TIP acknowledges receipt of copies of the Manager's Form ADV and CTA Disclosure Document (if applicable).

         (d) TIP hereby represents that TIP and the Fund are in full compliance with all applicable state and federal securities laws and regulations.

10.      Term

         This Agreement shall continue in effect for a period of two (2) years from the date hereof and shall thereafter be automatically renewed for successive periods of one (1) year each, provided such renewals are specifically approved at least annually in conformity with the requirements of the 1940 Act; provided however, that this Agreement may be terminated without the payment of any penalty by (a) the Fund, if a decision to terminate is made by the Board of Directors of the Fund or by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or (b) the Manager, and in either case with at least 30 days' written notice from the terminating party and on the date specified in the notice of termination.

         The rights and obligations that are provided in section (f) of Paragraph 2 shall survive the cancellation, expiration or termination of this Agreement.

         This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

11.      Amendment

         Except as otherwise provided in this Agreement, this Agreement may be amended by mutual consent, but the consent of the Fund must be approved in conformity with the requirements of the 1940 Act and any order of the Securities and Exchange Commission that may address the applicability of such requirements in the case of the Fund.

12.      Notices

         Notices or other communications required to be given pursuant to this Agreement shall be deemed duly given when delivered in writing or sent by telecopy or three days after mailing registered mail postage prepaid as follows:







To TIP,  TIFF Investment Program, Inc.
the Fund,         c/o Foundation Advisers, Inc.
or both: P.O. Box 5165
                  Charlottesville, Virginia 22905
                  Telecopy:  804-977-4479

Manager: Seix Investment Advisors, Inc.
                  300 Tice Boulevard
                  Woodcliff Lake, NJ  07675-7633
                  Attention:  Christina Seix
                  Telecopy:  201-391-0303

         Each party may change its address by giving notice as herein required.

13.      Sole Instrument

         This instrument constitutes the sole and only agreement of the parties to it relating to its object and correctly sets forth the rights, duties and obligations of each party to the other as of its date. Any prior agreements, promises, negotiations or representations not expressly set forth in this Agreement are of no force or effect.

14.      Counterparts

         This Agreement may be executed in counterparts; each of which shall be deemed to be an original and all of which, taken together, shall be deemed to constitute one and the same instrument.

15.      Applicable Law

         This Agreement shall be governed by, and the rights of the parties arising hereunder construed in accordance with, the laws of the Commonwealth of Virginia without reference to principles of conflict of laws. Nothing herein shall be construed to require either party to do anything in violation of any applicable law or regulation.


16.      Change in Management or Control of Manager

         The Manager agrees to notify TIP and the Fund in writing of any changes in the membership of the Manager within a reasonable time period after such change.

IN WITNESS WHEREOF, the parties hereto execute this Agreement on and make it effective on the effective date specified in the first paragraph of this Agreement.

TIFF Investment Program, Inc.               Seix  Investment  Advisors,
Inc.



By:                                                  By:

Title:   Treasurer                                   Title:




                              Schedule I

                      Performance Fee Calculation


Compensation

         As compensation for the services performed and the facilities and personnel provided by the Manager pursuant to this Agreement, the Client will pay to the Manager a fee according to the following formula:

         Fee = 30 + [ 0.231 x (Excess Return - 130)]; subject to Floor of 10 b.p., Cap of 80 b.p.

and computed in accordance with the following provisions.

Certain Defined Terms

         "Beginning Date" shall mean the date that the Manager begins (or resumes after a hiatus) to render services under this Agreement.

         "Excess Return" shall mean the amount by which the performance of the Managed Assets exceeds the performance of the Lehman Aggregate Index during the performance measurement period.

         "Managed Assets" is hereby defined as that portion of Client's assets allocated to Manager.

         "Minimum Fee" shall mean, with respect to any full calendar month, the result obtained by multiplying the average daily value of the net assets (gross of expenses) of Managed Assets during such month by 1/12th of the "floor rate" set forth in this Agreement.

         "Performance Adjusted Fee," shall mean the result obtained by multiplying the average daily value of the net assets of the Managed Assets during the performance measurement period (trailing 12 months performance) by 1/12th of the Performance Fee Rate determined in accordance with the formula above.

         "Performance Fee Rate" shall mean the rate of fee produced by application of the formula set forth above. Under such formula, the rate of fee varies directly with the time-weighted rate of return achieved for the Client by the Manager over the applicable performance measurement period, but is never greater than the "cap" rate nor less than the "floor" rate specified in the formula. The rate of fee varies above and below the "fulcrum" fee rate, i.e., the rate that is midway between the cap rate and the floor rate, depending on the amount by which the Manager's return exceeds, or is less than, the return of the "benchmark" specified in the formula. (The rate of return at which the Performance Fee Rate will equal the fulcrum fee rate is equal to the benchmark return plus the "hurdle" rate incorporated in the formula.) The rate at which the Performance Fee Rate changes in response to a specified increment of change in the Manager's performance relative to the performance of the benchmark is constant. The Performance Fee Rate will change as the Manager's performance varies from the performance of the benchmark in increments of one basis point.

Fee For Services

         (a) Fee. For services rendered by the Manager hereunder during consecutive full calendar months subsequent, the Manager shall be entitled to a fee equal to the Performance Adjusted Fee, payable by the Client on or about the tenth day of the month following the month in which such fees are earned.

         (b) Early Termination. If the Manager ceases to render services hereunder at any time during, and before the end of, any such subsequent month, the Manager shall be entitled to a fee for services rendered hereunder during such month equal to 150% of the Minimum Fee (prorated based on the number of days during such calendar month that the Manager provided services hereunder) payable by the Client on or about the tenth day of the month following the month in which the Manager ceased to render services hereunder.


Miscellaneous

         (a) Valuation. For purposes of calculating the Manager's fee hereunder, the securities in the Fund's portfolio shall be valued in the manner described in the Fund's prospectus.